EXHIBIT 10.0

EMPLOYMENT AGREEMENT WITH JESSE P. DEGENNARO

THIS AGREEMENT is made and entered into as of this 22nd day of September, 2005, by and between Micro Component Technology, Inc., a Delaware corporation (“MCT”), and Jesse P. DeGenarro (“Employee”).

In consideration of the mutual terms and conditions contained herein, the parties agree as follows:

1.                                       Employment.  Commencing September 22, 2005, Employee shall serve as the Vice President of Worldwide Sales for MCT, and shall assume and perform all of the duties and responsibilities incidental to such position, or which are assigned to him from time to time by MCT.  Employee shall use his best efforts in the performance of his duties, and shall perform them promptly, diligently and professionally at all times.  Employee shall spend substantially his full time in the performance of his duties, except in the event of absence permitted by MCT.  Employee shall also comply with all applicable laws and regulations, including federal securities laws and regulations applicable to officers of SEC reporting companies.  Employee shall work such hours as are reasonably assigned to him by MCT from time to time.

Employee shall maintain in good standing any professional designations, credentials or licenses which he now has, or shall hereafter obtain, and shall provide MCT with documentary evidence that such are in good standing upon the reasonable request of MCT.

2.                                       Compensation.  Commencing September 22, 2005, Employee shall receive as base compensation, a gross salary of $100,000 per year, payable in equal bi-weekly installments of $3,846.15, subject to withholding for federal and state taxes.  Employee shall also be entitled to receive, as additional compensation payable on a quarterly basis, a commission equal to 0.6667% of MCT’s total sales, which additional compensation shall be prorated for partial quarters and subject to withholding for federal and state taxes.

3.                                       Benefits.  Employee shall receive substantially the same employee benefits and perquisites as are being provided at the time to MCT’s other management employees.  Employee shall accrue vacation at a rate of four (4) weeks per year.

4.                                       Duration of Employment.  Employee’s at will employment with MCT shall continue until termination in the event of any of the following:

(a)                                   At any time upon thirty (30) days prior written notice from either party to the other;

(b)                                  Immediately upon the death of Employee;

(c)                                   Immediately upon the occurrence of a physical or mental disability which renders Employee unable to perform the essential functions of his position after reasonable accommodation;

(d)                                  At any time upon mutual written agreement of the parties;

(e)                                   In the event of a Change in Control of MCT which occurs as the result of a merger, a sale of all or substantially all of MCT’s assets, or the acquisition of a majority of MCT’s outstanding stock by a single party or a group acting in concert, Employee may terminate his Employment if such Change in Control results in Employee’s position being obsoleted or significantly reduced in scope and responsibilities.

5.                                       Severance Pay.  In the event of Employee’s termination of employment by MCT pursuant to a Change in Control under Section 4(e) and provided Employee then agrees to enter into a release acceptable to MCT, MCT shall continue for a period of six (6) months to pay Employee his then-current base salary and MCT’s portion of the premiums for its standard employee group medical and dental insurance coverage provided Employee authorizes MCT to deduct from Employee’s base salary payments the Employee contribution for these benefit coverages.  Notwithstanding the foregoing, MCT shall have the right to delay payments due Employee under this Section 5 to the extent that such a delay is required by Section 409A of the Internal Revenue Code.  In the event of a delay necessitated by Section 409A of the Internal Revenue Code, payments due employee under this section shall be made in a lump sum as soon as permitted under Section 409A of the Internal Revenue Code.

6.                                       Avoiding Conflict of Interest.  (a)  At all times while Employee is employed by MCT and for six months after such employment shall terminate, Employee agrees not to directly or indirectly:

(i)  own, manage, operate, finance, advise, render services to, have an interest or future interest in or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any Competing Business:

(ii)  solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other person or entity other than MCT or an MCT subsidiary in soliciting for employment, hiring or offering employment to, any employee of MCT or an MCT subsidiary; or

(iii)  take any action which is intended to harm MCT or its reputation, or that MCT reasonably concludes could harm MCT or its reputation or lead to unwanted or unfavorable publicity for MCT.

Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business will not be deemed ownership or participation in ownership for purposes of Section 6(a).

b.              “Competing Business” includes, but is not limited to any supplier of equipment automation solutions for the: test; laser mark handling equipment; mark inspect; singulation; sort; and packing for shipment portions of the back-end of the semiconductor manufacturing process in which Employee’s duties and functions would be substantially similar to Employee’s duties and functions under this Agreement and that is in material competition with MCT or an MCT subsidiary or division.

c.               Employee agrees that the restrictions set forth above are reasonable, appropriate and enforceable because:

(i)  MCT is a global provider of integrated automation solutions for the global semiconductor test and assembly industry.

(ii)  as an integral part of its business, MCT has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses; this information, if misued or disclosed, could be very harmful to MCT’s business and its competitive position in the marketplace;

(iii)  Employee’s position with MCT provides Employee with access to MCT’s confidential and proprietary trade secret information, strategies and other confidential business information that would be of considerable value to a Competing Business;

(iv)  MCT compensates its executives and other associates to, among other things, develop and maintain valuable goodwill and relationships on MCT’s behalf and to develop and maintain business information for MCT’s exclusive ownership and use;

(v)  long-term customer and supplier relationships are difficult to develop and maintain and require a significant investment of time, effort and expense;

(vi)  MCT is entitled to appropriate safeguards to ensure that Employee does not use any confidential information provided during employment by MCT or take any other action that could result in a loss of MCT’s goodwill developed on MCT’s behalf and at its expense, and to prevent Employee and/or any Competing Business from having an unfair competitive advantage over MCT;

(vii)  the amount of compensation and benefits Employee receives from MCT is based in considerable part on Employee’s express agreement to refrain from competing with MCT and to maintain the confidentiality of MCT’s proprietary information in accordance with the terms of this Agreement;

(xiii)  the limited time period during which Employee has agreed not to compete with MCT after leaving MCT’s employment, the limited scope of the restriction and the limited prohibition on Employee’s activities are reasonable to ensure that MCT’s confidential current and long-term business methods, strategies and plans are not made available to its competitors; and

(ix)  on balance, in light of Employee’s training and background, the restrictions will not pose an undue hardship on Employee.

d.              If Employee engages in any activity which would violate his obligations under this Agreement (including this Section 6) and which involves another person or employer or a Competing Business, Employee will disclose his obligations under this Agreement to that other person, employer or Competing Business.

7.                                       Preservation of Confidential Information.  (a)  Employee will not, at any time, directly or indirectly, use or disclose any of MCT’s Confidential Information except as authorized and within the scope of Employee’s employment with MCT.

(b)  At MCT’s request and/or on termination of Employee’s employment with MCT, Employee will return to MCT all documents, records, notebooks, computer diskettes and tapes and anything else containing MCT’s Confidential Information, including all copies thereof, as well as any other MCT property in Employee’s possession, custody or control.  Employee will also delete from Employee’s own computer or other electronic storage medium any of MCT’s proprietary or confidential information.  Not later than 20 days after Employee’s employment is terminated, Employee will certify in writing to MCT that Employee has complied with these obligations.

(c)  During Employee’s employment with MCT and thereafter, Employee will (i) notify and provide MCT immediately with the details of any unauthorized possession, use or knowledge of any of MCT’s Confidential Information, (ii) assist in preventing any reoccurrence of this possession, use or knowledge, and (iii) cooperate with MCT in any litigation or other action to protect or retrieve MCT’s Confidential Information.

(d)  “Confidential Information” means any non-public information pertaining to MCT’s business.  Confidential Information includes information disclosed by MCT to Employee, and information developed or learned by Employee during the course of or as a result of Employee’s employment with MCT, which Employee also agrees is MCT’s property.  Employee further agrees that any item of intellectual or artistic property generated or prepared by Employee, individually or with others, in connection with Employee’s employment by MCT is MCT’s sole property and shall remain so unless MCT otherwise specifically aggress in writing.  Confidential Information includes, without limitation, information and documents concerning MCT’s processes; suppliers (including MCT’s terms conditions and other business arrangements with suppliers); supplier and customer lists; advertising and marketing plans and strategies; profit margins; goals; objectives and projections; compilations; analyses and projections regarding MCT’s divisions; products segments; product lines; suppliers; sales and expenses; files; trade secrets and patent applications (prior to their being public); salary, staffing and employment information (including about performance of other executives); and “know-how,” techniques or any technical information not of a published nature relating, for example, to how MCT conducts its business.

(e)  Employee agrees that Employee will not disclose to MCT or use, or induce MCT to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Employee’s.  Employee also represents that Employee has returned all property, proprietary information, trade secret and confidential business information belonging to any prior employer.

8.                                       Automatic Amendment and Interim Enforcement.  (a) If there is a determination that, but for the provisions of this Paragraph 8, any part of this Agreement is illegal, void as against public policy or otherwise unenforceable, then the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable.  All other terms will remain in full force and effect.

(b)  If Employee raises any question as to the enforceability of any part or term of this Agreement, including, without limitation, Sections 6 and 7, Employee specifically agrees to comply with this Agreement unless and until an arbitrator designated in Section 9 has entered a final determination to the contrary.

(c)  Employee agrees that the restrictions in Sections 6 and 7 will apply regardless of the manner in which Employee’s employment with MCT is terminated, whether voluntarily, for Cause, without Cause or otherwise.

9                                          Arbitration.  All disputes arising under this Agreement shall be submitted to final and binding arbitration in Minneapolis, Minnesota, in accordance with Minnesota Statutes, Section 572.08, et seq., as amended.  Employee and MCT shall select an arbitrator who is an attorney with at least 15 years of employment law experience.  In the event Employee and MCT cannot agree upon the selection of such an arbitrator, either party may apply to the Hennepin County District Court for appointment of such an arbitrator.  The decision of the arbitrator shall be final and binding.  All fees and expenses of the arbitrator shall be shared equally by Employee and MCT.  The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or applicable laws, but shall not have jurisdiction or authority to award punitive damages or to alter in any way the provisions of this Agreement.

10.                                 Entire Understanding.  The entire understanding and agreement between Employee and MCT has been incorporated into this Agreement, and this Agreement supersedes any other agreements and understandings between Employee and MCT with respect to Employee’s employment by MCT.  There are no other promises, representations, understandings or inducements other than those specifically set forth in this Agreement.  This Agreement may not be altered, amended or added to except in a single writing signed by both Employee and MCT.

11.                                 Arm’s Length.  This Agreement was entered into at arm’s length, without duress or coercion, and is to be interpreted as an agreement between two parties of equal bargaining strength.  Both Employee and MCT agree that this Agreement is clear and unambiguous as to its terms, and that no parol or other evidence will be used or admitted to alter or explain the terms of this Agreement, but that it will be interpreted based on the language within its four corners in accordance with the purposes for which it is entered into.

12.                                 Successors and Assigns.  This Agreement will inure to the benefit of, and will be binding upon, MCT, its successors and assigns and Employee and his heirs, successors and assigns; provided, however, that, because this is an agreement for personal service, Employee cannot assign any of his obligations under this Agreement to anyone else.  MCT may assign its obligations under this Agreement to an MCT subsidiary; any assignment, however, will not relieve MCT of any of its obligations hereunder except to the extent that they are actually discharged by the subsidiary.  Whenever this Agreement refers to MCT, that reference includes any of MCT’s subsidiaries or divisions in existence at any time during which this Agreement governs the conduct of Employee and MCT.

13.                                 Signing this Agreement.  This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart will be deemed to have been executed at MCT’s corporate headquarters in St. Paul, Minnesota.

14.                                 Minnesota Law Governs.  This Agreement has been executed by MCT at MCT’s corporate headquarters and principal executives offices in St. Paul, Minnesota.  MCT and Employee agree that Employee’s relationship with MCT is centered in St. Paul, Minnesota and that the weight of Employee’s contacts with and obligations to MCT is also in St. Paul, Minnesota.  Any questions or other matters arising under this Agreement, whether of validity, interpretation, performance or otherwise, will therefore be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed in Minnesota without regard to Minnesota’s choice of law rules.

BY SIGNING THIS AGREEMENT, EMPLOYEE CERTIFIES THAT HE HAS: (A) RECEIVED A COPY OF THIS AGREEMENT TO REVIEW AND STUDY BEFORE SIGNING IT; (B) READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS ABOUT IT AND HAVE RECEIVED SATISFACTORY ANSWERS TO ALL QUESTIONS; (D) HAD AN OPPORTUNITY TO DISCUSS IT WITH EMPLOYEE’S OWN LEGAL COUNSEL AND TO BE ADVISED AS TO ITS TERMS AND EMPLOYEE’S OBLIGATIONS AND RIGHTS UNDER IT, AND (E) GAINED AN UNDERSTANDING OF EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have caused the execution of this Agreement the day and year first above written.

MCT:

Dated:	, 2004	MICRO COMPONENT TECHNOLOGY,
INC.

By
Its

EMPLOYEE:

Dated:	, 2004	Jesse P. DeGenarro